Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated January 29, 2009

Final Terms for Issuance

Issuer:  		Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Ratings:		Aaa (under review for possible downgrade) /
       			AAA (negative outlook)

Cusip:			89233P3D6 (reopening)

Reopening Number:	2

Pricing Date:		January 29, 2009

Settlement Date :	February 3, 2009

Maturity Date:		January 29, 2010

Principal Amount:	$7,000,000
			(may be increased prior to the Settlement Date)

Re-offer Price:	100.0134% plus $2,839.38 in accrued interest from and
including January 28, 2009 to but excluding February 3, 2009
(equivalent to $7,003,777.38)

Gross Underwriting Spread:  0.03%

All-in Price to Issuer:	99.9834% plus accrued interest from
January 28, 2009

Net Proceeds to Issuer:	$6,998,838 plus accrued interest from
January 28, 2009 (or $7,001,677.38)

Floating Rate Index:	3 Month LIBOR

Floating Rate Spread:	+ 125 basis points

Index Source:		LIBOR Telerate

Interest Payment Frequency:  Quarterly

Initial Interest Payment Date:  April 29, 2009

Initial Interest Rate:	3 Month LIBOR determined on January 26, 2009
+ 125 basis points, accruing from January 28, 2009

Interest Payment Dates:	On the 29th of each April, July, October and
on the Maturity Date


Interest Reset Dates:  	The same dates as each Interest Payment Date.
For the avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date.

Initial Interest
Calculation Period:	Notwithstanding anything to the contrary in the
Issuer's prospectus and prospectus supplement relating to the offering of these Notes, the first Interest Calculation Period will be the period from and including January 28, 2009 to and excluding
April 29, 2009

Interest Determination Date: Second London Banking Day preceding each Interest Reset Date, except with respect to the Initial Interest Rate, which isdetermined as described above

Day Count Convention:	Actual/360

Business Day Convention:  Modified Following, adjusted

Business Days:		New York and London

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Barclays Capital Inc.

DTC Number:		#7256

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 7, 2006 and prospectus supplement thereto dated March 7, 2006 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275 x 2663.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.